Exhibit 4.1

CERTIFICATE OF DESIGNATIONS
of
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
DHT MARITIME, INC.

Pursuant to Section 35 of the Business Corporations Act of the Republic of the Marshall Islands, DHT MARITIME, INC., a corporation organized and existing under the laws of the Republic of the Marshall Islands, in accordance with the provisions of Section 5 of such Business Corporations Act, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors of DHT Maritime, Inc. by Article IV of its Restated Articles of Incorporation, such Board of Directors on February 26, 2010, adopted the following resolution designating a new series of preferred stock as Series A Junior Participating Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board of Directors (the “Board”) of DHT MARITIME, INC. (the “Company”) in accordance with the provisions of the Restated Articles of Incorporation of the Company (the “Articles”) and the provisions of Section 35(5) of the Business Corporations Act of the Republic of the Marshall Islands (the “BCA”), a series of preferred stock of the Company is hereby authorized, and the number of shares and designation thereof, and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, shall be as follows (in addition to the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles which are applicable to shares of Preferred Stock, par value $0.01 per share of the Company (the “Preferred Stock”)):

SECTION  1.  Designation and Number of Shares.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Junior Participating Preferred Stock”).  The number of shares constituting the Series A Junior Participating Preferred Stock shall be 100,000.

SECTION  2.  Dividends or Distributions.  (a)  The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter of the Company (or the next succeeding business day if such day is not a business day) or such other date during a fiscal quarter as the Board may specify from time to time (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Series A Junior Participating Preferred Stock, in the amount of (x) $100.00 per share less (y) the amount of all cash dividends declared on the Series A Junior Participating Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share of Series A Junior Participating Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) in an amount per share equal to the Participation Factor (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock.  In addition, if the Company shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock or in shares of Series A Junior Participating Preferred Stock), then, in each such case, the Company shall simultaneously pay or make on each outstanding share of Series A Junior Participating Preferred Stock a dividend or distribution in like kind equal to the product of (x) the Participation Factor then in effect and (y) such dividend or distribution on each share of Common Stock (or, if applicable, a share of such dividend or distribution such that the value received per each outstanding share of Series A Junior Participating Preferred Stock is equal to the product of (A) the Participation Factor then in effect and (B) the value received per each outstanding share of Common Stock).  As used herein, the “Participation Factor” shall be 1,000,000; provided, however, that, if, at any time after February 26, 2010, the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Participation Factor shall be adjusted to a number determined by multiplying the Participation Factor in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if, at any time after February 26, 2010, the Company shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Participation Factor shall be appropriately adjusted by the Board, in its discretion, to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Participation Factor of shares of Common Stock prior to such merger, reclassification or change.

(b)  The Company shall declare a cash dividend on the Series A Junior Participating Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a cash dividend on the Common Stock; provided, however, that, in the event no cash dividend shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, during the period between the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock, a dividend of $100.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date or the first Quarterly Dividend Payment Date, as the case may be.  The Board may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from and after the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d)  So long as any shares of Series A Junior Participating Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Junior Participating Preferred Stock shall have been declared and set aside.

SECTION  3.  Voting Rights.  The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a)  Each holder of Series A Junior Participating Preferred Stock shall be entitled to a number of votes equal to the Participation Factor then in effect for each share of Series A Junior Participating Preferred Stock held of record.

(b)  Except as otherwise herein provided or by the Articles or as otherwise required by the BCA, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company, including the election of directors, and shall be considered one class for purposes of determining a quorum.

(c)  Except as provided herein or by the Articles or as otherwise required by the BCA, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required for authorizing or taking any corporate action.

SECTION  4.  Certain Restrictions.  (a)  Whenever quarterly dividends or other dividends or distributions on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not, without first obtaining the written consent of each holder of shares of Series A Junior Participating Preferred Stock:

(i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii)  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv)  purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)  The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner; provided, however, for the avoidance of doubt, that such restriction shall not apply to any person that is not a subsidiary of the Company.

SECTION  5.  Liquidation Rights.  (a)  Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made (1) to the holders of any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment plus an amount equal to the product of (x) the Participation Factor then in effect and (y)  the aggregate amount to be distributed per share to holders of Common Stock (or, if applicable, a share of such distribution such that the value received per each outstanding share of Series A Junior Participating Preferred Stock is equal to the product of (A) the Participation Factor then in effect and (B) the value received per each outstanding share of Common Stock) or (2) to the holders of any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except distributions made ratably on the Series A Junior Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(b)  For purposes of this Section 5, the consolidation or merger of the Company with any other corporation or entity, including a consolidation or merger in which the holders of Series A Junior Participating Preferred Stock receive stock, securities, cash or other property for their shares, or the sale, lease or exchange (for stock, securities, cash or other property) of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company.

SECTION  6.  Consolidation, Merger, etc.  In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Participation Factor then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed.  In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

SECTION  7.  No Redemption; No Sinking Fund.  (a)  The shares of Series A Junior Participating Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series A Junior Participating Preferred Stock; provided, however, that, subject to Section 4(a)(iv), the Company or any of its subsidiaries may purchase or otherwise acquire outstanding shares of Series A Junior Participating Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Junior Participating Preferred Stock.

(b)  The shares of Series A Junior Participating Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION  8.  Ranking.  The Series A Junior Participating Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, dissolution or winding up of the Company, senior to the Common Stock, junior to all other classes of Preferred Stock (unless any such class is declared expressly to rank junior to or on a parity with the Series A Junior Participating Preferred Stock) and junior to all existing and future debt obligations or indebtedness of the Company.

SECTION  9.  Reacquired Shares.  Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Articles.

SECTION  10.  No Fractional Shares.  Fractional shares of Series A Junior Participating Preferred Stock shall not be issued.

SECTION  11.  Amendment.  So long as any shares of Series A Junior Participating Preferred Stock shall be outstanding, none of the powers, preferences and relative, participating, optional and other special rights of the Series A Junior Participating Preferred Stock as herein provided shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Junior Participating Preferred Stock so as to affect them adversely, unless each holder thereof shall have consented to such amendment in writing.

SECTION  12.  Form.  The Series A Junior Participating Preferred Stock certificate shall be substantially in the form of Exhibit A, which is hereby incorporated herein and expressly made a part hereof.  The Series A Junior Participating Preferred Stock certificate may have notations, legends, or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided such notation, legend or endorsement is in a form acceptable to the Company).

SECTION  13.  Declaration of a Stock Dividend.  Shares of Series A Junior Participating Preferred Stock may be distributed pro rata to the holders of Common Stock pursuant to the provisions of Section 44 of the BCA (the “Series A Dividend”).  In connection with the declaration of the Series A Dividend, the Board, in its discretion and subject to the exercise of its fiduciary duties, may specify in such declaration that any shares of Series A Junior Participating Preferred Stock issued pursuant to the Series A Dividend shall be held in trust (the “Series A Trust”) for the benefit of those holders of Common Stock to whom such Series A Dividend has been declared (the “Series A Beneficial Holders”), provided that each Series A Beneficial Holder shall have the absolute right to receive, upon request and to the extent not previously distributed to such Series A Beneficial Holder, a distribution from the Series A Trust equal to such Series A Beneficial Holder’s beneficial interest in the Series A Trust (which beneficial interest may consist of shares of Series A Junior Participating Preferred or, if such shares have been disposed of by the trustees, such cash, securities, property or other assets received in connection with such disposition).  The trustees of the Series A Trust shall have the customary powers, duties and obligations of trustees, including the right to sell, lease, exchange, transfer, pledge or otherwise dispose of the property of the Series A Trust, as such may be further described, expanded or limited in the trust document, if any, governing such Series A Trust.  If any shares of Series A Junior Participating Preferred Stock are issued pursuant to a Series A Dividend, the Company shall record on its financial statements, contemporaneously with such declaration, a transfer from surplus to stated capital of an amount equal to the aggregate par value of any such shares.

IN WITNESS WHEREOF, DHT Maritime, Inc. has caused this Certificate of Designations of Series A Junior Participating Preferred Stock to be duly executed in its corporate name on this 26th day of February, 2010.

DHT MARITIME, INC.,

by
/s/ Ole Jacob Diesen
Name: Ole Jacob Diesen
Title: Chief Executive Officer